                                                                      EXHIBIT 12

                             CONEXANT SYSTEMS, INC.

                       STATEMENT RE: COMPUTATION OF RATIOS

                        (UNAUDITED, DOLLARS IN THOUSANDS)



                                                                YEARS ENDED SEPTEMBER 30,
                                        ----------------------------------------------------------------------
                                           2001           2000           1999          1998           1997
                                        -----------    -----------    -----------   -----------    -----------
EARNINGS TO FIXED CHARGES
Earnings:
   Income (loss) before
      provision for income taxes        $(1,603,956)   $  (138,323)   $     2,756   $  (430,328)   $   179,762
   Add: Fixed  charges, net
     of capitalized interest                 42,953         41,814         15,283         5,795          3,984
                                        -----------    -----------    -----------   -----------    -----------
                                        $(1,561,003)   $  (96,509)    $    18,039   $  (424,533)   $   183,746
                                        ===========    ===========    ===========   ===========    ===========

Fixed charges:
   Interest expense                     $    33,608    $    35,943    $    10,800   $        --    $        --
   Capitalized interest                          --          1,324          1,511            --             --
   Interest portion of rental expense         9,345          5,871          4,483         5,795          3,984
                                        -----------    -----------    -----------   -----------    -----------

                                        $    42,953    $    43,138    $    16,794   $     5,795    $     3,984
                                        ===========    ===========    ===========   ===========    ===========

Ratio of earnings to fixed charges               --(1)          --(1)         1.1            --(1)        46.1
                                        ===========    ===========    ===========   ===========    ===========


(1) For the years ended September 30, 2001, 2000 and 1998, the Company had a deficiency of earnings compared to its fixed charges of $1.6 billion, $139.6 million and $430.3 million, respectively.